News Release
FOR IMMEDIATE RELEASE
TEREX ANNOUNCES THIRD QUARTER 2015 RESULTS

WESTPORT, CT, October 20, 2015-- Terex Corporation (NYSE: TEX) today announced income from continuing operations of $44.8 million, or $0.41 per share for the third quarter of 2015, and excluding certain items, income from continuing operations as adjusted was $63.4 million, or $0.58 per share. This compared to income from continuing operations of $58.7 million, or $0.51 per share for the third quarter of 2014, income from operations as adjusted was $67.8 million, or $0.59 per share. The Glossary at the end of the release contains more details on these items.

Net sales were $1,641.3 million in the third quarter of 2015, a decrease of $168.5 million, or 9.3%, when compared with $1,809.8 million in the third quarter of 2014. Excluding the impact of currency exchange rates, net sales decreased $17.4 million or 1.0%. Income from operations was $111.9 million in the third quarter of 2015 and excluding certain items, income from operations as adjusted was $126.8 million. This compared to income from operations of $116.8 million in the third quarter of 2014 and excluding certain items, income from operations as adjusted was $127.5 million.

“Our marketplace remains challenging,” commented Ron DeFeo, Terex Chairman and Chief Executive Officer. “We had another good performance in our Aerial Work Platforms (AWP) business which delivered year over year improvement in profitability in the third quarter as increased productivity and lower material cost more than offset lower sales, mainly in the North American telehandler product category. The Materials Processing (MP) business also had a solid quarter, expanding operating margins on relatively flat sales. The Cranes and Construction businesses continue to experience relatively soft market conditions overall, with customers remaining cautious with their equipment purchasing patterns. The Material Handling and Port Solutions (MHPS) business saw declines driven by a decrease in port automation sales.”

Mr. DeFeo continued, “As mentioned last quarter, we are seeing pricing pressure in the marketplace, which to date we have been able to mostly offset by reductions in material input costs. We continue to execute very well against the cost saving initiatives that we have previously communicated. We also continue to make progress towards the completion of the merger with Konecranes Plc, which when combined with the improvements already underway creates a compelling financial improvement story in an otherwise flat market.”

Outlook: Mr. DeFeo added, “Given where we are in the year and the challenging environment we are operating in, we believe we will be at or near the low end of our previously announced earnings guidance for the full year 2015.”

Capital Structure: “We generated approximately $62 million of free cash flow in the quarter, which was lower than anticipated, as our net working capital as a percentage of annualized sales remains high at 28%, commented Kevin Bradley, Terex Senior Vice President and Chief Financial Officer. We have more work in front of us to improve our working capital efficiency, but we still believe we have an opportunity to meet our free cash flow target for 2015 of $200 - 250 million."

The Company’s liquidity at September 30, 2015 increased by $11 million compared to June 30, 2015 and totaled $829 million, which was comprised of cash balances of $301 million and borrowing availability under the Company’s revolving credit facilities of $528 million.

Return on Invested Capital (ROIC) was 9.7% for the trailing twelve months ended September 30, 2015.

Taxes: The effective tax rate for the third quarter of 2015 was 40.1% as compared to an effective tax rate of 32.1% for the third quarter of 2014. The higher effective rate for the three months ended September 30, 2015 was primarily due to an increase in the provision for uncertain tax positions compared with a reduction in the provision for uncertain tax positions in the three months ended September 30, 2014.

Backlog: Backlog for orders deliverable during the next twelve months was $1,482 million at September 30, 2015, a decrease of 19.2% from June 30, 2015 and a decrease of 13.0% from September 30, 2014. Excluding the impact of foreign exchange rate changes, backlog at September 30, 2015 decreased 5.9% from September 30, 2014 primarily driven by decreases in our MHPS and Cranes backlog which were slightly offset by increases in AWP backlog.

All results are for continuing operations. All per share amounts are on a fully diluted basis. A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Certain financial measures are shown in italics the first time referenced and are described in the text or the Glossary at the end of this press release.

Conference call

The Company has scheduled a one hour conference call to review the financial results on Wednesday, October 21, 2015 at 8:30 a.m. ET. Ronald M. DeFeo, Chairman and CEO, will host the call. A simultaneous webcast of this call will be available on the Company’s website, www.terex.com. To listen to the call, select “Investor Relations” in the “About Terex” section on the home page and then click on the webcast microphone link. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived on the Company’s website under “Audio Archives” in the “Investor Relations” section of the website. For those participants that do not have Internet access, the call-in number is 877-726-6603. International participants should dial 706-634-5517. No pass code is required.

Contact Information:

Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com

Forward-Looking Statements
This press release contains forward-looking information regarding future events or the Company’s future financial performance based on the current expectations of Terex Corporation. In addition, when included in this press release, the words “may,” “expects,” “intends,” “anticipates,” “plans,” “projects,” “estimates” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. The Company has based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance.

Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include among others: Our business is cyclical and weak general economic conditions affect the sales of our products and financial results; the effect of the announcement and pendency of the merger on our customers, employees, suppliers, vendors, distributors, dealers, retailers, operating results and business generally, and the diversion of management’s time and attention while the proposed merger is pending; our ability to successfully integrate acquired businesses; the need to comply with restrictive covenants contained in our debt agreements; our ability to generate sufficient cash flow to service our debt obligations and operate our business; our ability to access the capital markets to raise funds and provide liquidity; our business is sensitive to government spending; our business is very competitive and is affected by our cost structure, pricing, product initiatives and other actions taken by competitors; our retention of key management personnel; the financial condition of suppliers and customers, and their continued access to capital; our providing financing and credit support for some of our customers; we may experience losses in excess of recorded reserves; impairment in the carrying value of goodwill and other indefinite-lived intangible assets; our ability to obtain parts and components from suppliers on a timely basis at competitive prices; our business is global and subject to changes in exchange rates between currencies, regional economic conditions and trade restrictions; our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments, the Foreign Corrupt Practices Act and other similar laws and political instability; a material disruption to one of our significant facilities; possible work stoppages and other labor matters; compliance with changing laws and regulations, particularly environmental and tax laws and regulations; litigation, product liability claims, intellectual property claims, class action lawsuits and other liabilities; our ability to comply with an injunction and related obligations imposed by the United States Securities and Exchange Commission (“SEC”); disruption or breach in our information technology systems; and other factors, risks and uncertainties that are more specifically set forth in our public filings with the SEC.

Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited)
(in millions, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2015	2014	2015	2014
Net sales	$1,641.3	$1,809.8	$4,965.4	$5,519.5
Cost of goods sold	(1,304.7)	(1,452.5)	(3,968.0)	(4,405.0)
Gross profit	336.6	357.3	997.4	1,114.5
Selling, general and administrative expenses	(224.7)	(240.5)	(693.0)	(761.8)
Income (loss) from operations	111.9	116.8	304.4	352.7
Other income (expense)
Interest income	1.1	2.3	3.1	4.8
Interest expense	(24.7)	(28.8)	(79.9)	(90.9)
Loss on early extinguishment of debt	—	(2.6)	—	(2.6)
Other income (expense) – net	(11.4)	(1.3)	(21.3)	(6.2)
Income (loss) from continuing operations before income taxes	76.9	86.4	206.3	257.8
(Provision for) benefit from income taxes	(30.8)	(27.7)	(75.4)	(79.2)
Income (loss) from continuing operations	46.1	58.7	130.9	178.6
Income (loss) from discontinued operations – net of tax	—	—	—	1.4
Gain (loss) on disposition of discontinued operations- net of tax	(1.2)	5.5	1.5	58.5
Net income (loss)	44.9	64.2	132.4	238.5
Net loss (income) attributable to noncontrolling interest	(1.3)	—	(3.0)	0.5
Net income (loss) attributable to Terex Corporation	$43.6	$64.2	$129.4	$239.0
Amounts attributable to Terex Corporation common stockholders:
Income (loss) from continuing operations	$44.8	$58.7	$127.9	$179.1
Income (loss) from discontinued operations – net of tax	—	—	—	1.4
Gain (loss) on disposition of discontinued operations – net of tax	(1.2)	5.5	1.5	58.5
Net income (loss) attributable to Terex Corporation	$43.6	$64.2	$129.4	$239.0
Basic Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.41	$0.53	$1.19	$1.62
Income (loss) from discontinued operations – net of tax	—	—	—	0.01
Gain (loss) on disposition of discontinued operations – net of tax	(0.01)	0.05	0.02	0.53
Net income (loss) attributable to Terex Corporation	$0.40	$0.58	$1.21	$2.16
Diluted Earnings (Loss) per Share Attributable to Terex Corporation Common Stockholders:
Income (loss) from continuing operations	$0.41	$0.51	$1.17	$1.55
Income (loss) from discontinued operations – net of tax	—	—	—	0.01
Gain (loss) on disposition of discontinued operations – net of tax	(0.01)	0.05	0.01	0.51
Net income (loss) attributable to Terex Corporation	$0.40	$0.56	$1.18	$2.07
Weighted average number of shares outstanding in per share calculation
Basic	108.5	110.2	107.0	110.4
Diluted	109.2	115.4	109.7	115.7

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	September 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$301.1	$478.2
Trade receivables (net of allowance of $27.9 and $30.5 at September 30, 2015 and December 31, 2014, respectively)	1,183.4	1,086.4
Inventories	1,545.6	1,460.9
Prepaid assets	239.9	248.0
Other current assets	79.2	82.7
Total current assets	3,349.2	3,356.2
Non-current assets
Property, plant and equipment – net	672.8	690.3
Goodwill	1,054.4	1,131.0
Intangible assets – net	285.9	325.4
Other assets	516.6	425.1
Total assets	$5,878.9	$5,928.0

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable and current portion of long-term debt	$83.4	$152.5
Trade accounts payable	740.4	736.1
Accrued compensation and benefits	207.4	204.0
Accrued warranties and product liability	66.9	74.2
Customer advances	158.8	197.4
Other current liabilities	335.5	278.9
Total current liabilities	1,592.4	1,643.1
Non-current liabilities
Long-term debt, less current portion	1,814.2	1,636.3
Retirement plans	398.8	432.5
Other non-current liabilities	147.8	177.0
Total liabilities	3,953.2	3,888.9
Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value – authorized 300.0 shares; issued 128.8 and 124.6 shares at September 30, 2015 and December 31, 2014, respectively	1.3	1.2
Additional paid-in capital	1,266.1	1,251.5
Retained earnings	2,094.6	1,984.9
Accumulated other comprehensive income (loss)	(620.2)	(429.8)
Less cost of shares of common stock in treasury – 21.1 and 19.2 shares at September 30, 2015 and December 31, 2014, respectively	(851.9)	(801.9)
Total Terex Corporation stockholders’ equity	1,889.9	2,005.9
Noncontrolling interest	35.8	33.2
Total stockholders’ equity	1,925.7	2,039.1
Total liabilities and stockholders’ equity	$5,878.9	$5,928.0

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Nine Months
	Ended September 30,
	2015	2014
Operating Activities
Net income	$132.4	$238.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	95.7	118.2
Changes in operating assets and liabilities (net of effects of acquisitions and divestitures):
Trade receivables	(145.1)	(65.9)
Inventories	(139.8)	(164.7)
Trade accounts payable	37.2	51.4
Customer advances	(35.3)	(2.7)
Other, net	(1.7)	(58.2)
Net cash (used in) provided by operating activities	(56.6)	116.6
Investing Activities
Capital expenditures	(73.4)	(58.6)
Proceeds (payments) from disposition of discontinued operations	(0.2)	162.2
Other investing activities, net	(70.5)	(4.4)
Net cash (used in) provided by investing activities	(144.1)	99.2
Financing Activities
Net cash provided by (used in) financing activities	53.2	(261.6)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(29.6)	(17.8)
Net Decrease in Cash and Cash Equivalents	(177.1)	(63.6)
Cash and Cash Equivalents at Beginning of Period	478.2	408.1
Cash and Cash Equivalents at End of Period	$301.1	$344.5

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Third Quarter				Year-to-Date
	2015		2014		2015		2014
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,641.3		$1,809.8		$4,965.4		$5,519.5
Gross profit	336.6	20.5%	357.3	19.7%	997.4	20.1%	1,114.5	20.2%
SG&A	224.7	13.7%	240.5	13.3%	693.0	14.0%	761.8	13.8%
Income from operations	$111.9	6.8%	$116.8	6.5%	$304.4	6.1%	$352.7	6.4%

AWP
Net sales	$573.8		$598.7		$1,758.1		$1,901.5
Gross profit	128.2	22.3%	119.3	19.9%	380.2	21.6%	416.6	21.9%
SG&A	48.8	8.5%	50.9	8.5%	153.6	8.7%	152.5	8.0%
Income from operations	$79.4	13.8%	$68.4	11.4%	$226.6	12.9%	$264.1	13.9%

Construction
Net sales	$180.1		$207.3		$517.7		$630.2
Gross profit	23.0	12.8%	24.6	11.9%	61.7	11.9%	70.2	11.1%
SG&A	20.3	11.3%	23.0	11.1%	62.8	12.1%	69.6	11.0%
Income (Loss) from operations	$2.7	1.5%	$1.6	0.8%	$(1.1)	(0.2)%	$0.6	0.1%

Cranes
Net sales	$411.7		$419.7		$1,262.4		$1,316.8
Gross profit	65.5	15.9%	75.5	18.0%	205.6	16.3%	225.4	17.1%
SG&A	53.1	12.9%	53.7	12.8%	167.0	13.2%	174.1	13.2%
Income from operations	$12.4	3.0%	$21.8	5.2%	$38.6	3.1%	$51.3	3.9%

MHPS
Net sales	$366.7		$468.2		$1,055.8		$1,267.8
Gross profit	80.3	21.9%	101.9	21.8%	231.2	21.9%	283.7	22.4%
SG&A	70.0	19.1%	84.3	18.0%	223.9	21.2%	269.7	21.3%
Income from operations	$10.3	2.8%	$17.6	3.8%	$7.3	0.7%	$14.0	1.1%

MP
Net sales	$158.9		$155.6		$472.4		$488.7
Gross profit	36.6	23.0%	29.8	19.2%	112.9	23.9%	105.7	21.6%
SG&A	22.7	14.3%	21.1	13.6%	66.3	14.0%	63.3	13.0%
Income from operations	$13.9	8.7%	$8.7	5.6%	$46.6	9.9%	$42.4	8.7%

Corp & Eliminations
Net sales	$(49.9)		$(39.7)		$(101.0)		$(85.5)
Gross profit	3.0	(6.0)%	6.2	(15.6)%	5.8	(5.7)%	12.9	(15.1)%
SG&A	9.8	(19.6)%	7.5	(18.9)%	19.4	(19.2)%	32.6	(38.1)%
(Loss) from operations	$(6.8)	13.6%	$(1.3)	3.3%	$(13.6)	13.5%	$(19.7)	23.0%

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except per share data and percentages), and are as of or for the period ended September 30, 2015, unless otherwise indicated.

As changes in foreign currency exchange rates have a non-operating impact on the translation of our financial results, we believe excluding the effect of these changes assists in the assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating the current period results at the rates that the comparable prior periods were translated to isolate the foreign exchange component of the fluctuation from the operational component.

Backlog is defined as firm orders that are expected to be filled within one year. The disclosure of backlog aids in the analysis of the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. The backlog of the various Terex businesses is not necessarily indicative of sales to be recognized in a specified future period.

	Sep 30,	Jun 30,	%	Sep 30,	%
	2015	2015	change	2014	change
Consolidated Backlog	$1,482.2	$1,835.0	(19.2)%	$1,704.3	(13.0)%
AWP	$298.4	$436.3	(31.6)%	$214.2	39.3%
Construction	$119.2	$164.0	(27.3)%	$132.1	(9.8)%
Cranes	$427.1	$540.2	(20.9)%	$551.8	(22.6)%
MHPS	$575.6	$630.8	(8.8)%	$750.9	(23.3)%
MP	$61.9	$63.7	(2.8)%	$55.3	11.9%

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for Notes payable and current portion of long-term debt plus Long-term debt, less current portion. Net Debt is calculated as Debt less Cash and cash equivalents. These measures aid in the evaluation of the Company’s financial condition.

	September 30, 2015	December 31, 2014
Long term debt, less current portion	$1,814.2	$1,636.3
Notes payable and current portion of long-term debt	83.4	152.5
Debt	1,897.6	1,788.8
Less: Cash and cash equivalents	(301.1)	(478.2)
Net Debt	$1,596.5	$1,310.6

EBITDA is defined as earnings, before interest, taxes, depreciation and amortization. The Company calculates this by adding the amount of depreciation and amortization expenses that have been deducted from income from operations back into income from operations to arrive at EBITDA. Depreciation and amortization amounts reported in the Consolidated Statement of Cash Flows include amortization of debt issuance costs that are recorded in Other income (expense) - net and, therefore, are not included in EBITDA. Terex believes that disclosure of EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on Terex’s ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014
Income (loss) from operations	$111.9	$116.8	$304.4	$352.7
Depreciation	19.3	27.2	73.2	83.0
Amortization	7.5	11.0	22.5	34.8
Bank fee amortization not included in Income (loss) from operations	(1.3)	(1.8)	(3.9)	(6.0)
EBITDA	137.4	153.2	396.2	464.5
Operating profit adjustments	14.9	10.7	14.9	10.7
Adjusted EBITDA	$152.3	$163.9	$411.1	$475.2

Free cash flow is defined as Net cash provided by (used in) operating activities, plus (minus) increases (decreases) in Terex Financial Services (“TFS”) finance receivable assets, plus (minus) decreases (increases) in cash balances held for settlement on securitized assets, less Capital expenditures.

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014
Net cash provided by (used in) operating activities	$28.2	$92.1	$(56.6)	$116.6
Plus: Increase in TFS Assets	56.0	14.1	177.5	55.6
Plus: (Increase) decrease in cash for securitization settlement	2.0	—	(4.8)	—
Less: Capital expenditures	(24.7)	(21.3)	(73.4)	(58.6)
Free Cash Flow	$61.5	$84.9	$42.7	$113.6

Income (loss) from operations as adjusted / Income (loss) from continuing operations as adjusted - The Company assesses the impact of certain items when discussing Income (loss) from operations and Income (loss) from continuing operations and adjusts for items it believes are not reflective of operating activities in the periods. The impact of these adjustments are provided below.

Third Quarter 2015	Pre-Tax	Tax Rate**	After-Tax	EPS*
Restructuring & Related	$12.4	26.6%	$9.1	0.08
Product Campaign	2.5	36.0%	1.6	0.02
Total Impact on Income From Operations	14.9		10.7	0.10
Merger Related	8.6	8.0%	7.9	0.07
Total Impact on Income From Continuing Operations	$23.5		$18.6	$0.17
* Based on weighted average diluted shares of 109.2M
** Based on a jurisdictional blend

Third Quarter 2014	Pre-Tax	Tax Rate**	After-Tax	EPS*
Restructuring & Related - MHPS	$10.7	30.9%	$7.4	$0.06
Total Impact on Income From Operations	10.7		7.4	0.06
Loss on early extinguishment of debt	2.6	34.6%	1.7	0.02
Total Impact on Income From Continuing Operations	$13.3		$9.1	$0.08
* Based on weighted average diluted shares of 115.4M
** Based on a jurisdictional blend

Return on Invested Capital (“ROIC”) is determined by dividing the sum of Net Operating Profit After Tax (“NOPAT”)(as defined below) for each of the previous four quarters by the average of the sum of Total Terex Corporation stockholders’ equity plus Debt (as defined above) less Cash and cash equivalents for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by a figure equal to one minus the effective tax rate of the Company. The Company believes that returns on capital deployed in Terex Financial Services (“TFS”) does not represent its primary operations and, therefore, TFS finance receivable assets and results from operations have been excluded from the calculation below. The effective tax rate is equal to the (Provision for) benefit from income taxes divided by Income (loss) from continuing operations before income taxes for the respective quarter. The Company calculates ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, the Company includes the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Terex management and the Board of Directors use ROIC as one of the primary measures to assess operational performance and in connection with certain compensation programs. Terex utilizes ROIC as a unifying metric because management believes that it measures how effectively the Company invests its capital and provides a better measure to compare the Company to peer companies to assist in assessing how it drives operational improvement. ROIC measures return on the amount of capital invested in the Company’s primary businesses, excluding TFS, as opposed to another metric such as return on Terex Corporation stockholders’ equity that only incorporates book equity, and is thus a more accurate and descriptive measure of the Company’s performance. Terex also believes that adding Debt less Cash and cash equivalents to Total Terex Corporation stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested.

See reconciliation of adjusted amounts below on table following ROIC table. Amounts are as of and for the three months ended for the periods referenced in the table below.

	Sep '15	Jun '15	Mar '15	Dec '14	Sep '14
Provision for (benefit from) income taxes	$30.8	$33.0	$11.6	$(41.5)
Divided by: Income (loss) before income taxes	76.9	119.3	10.1	39.4
Effective tax rate	40.1%	27.7%	114.9%	(105.3)%

Income (loss) from operations as adjusted	$109.4	$147.2	$46.5	$72.3
Multiplied by: 1 minus Effective tax rate	59.9%	72.3%	(14.9)%	205.3%
Adjusted net operating income (loss) after tax	$65.5	$106.4	$(6.9)	$148.4

Debt (as defined above)	$1,897.6	$1,906.6	$1,872.9	$1,788.8	$1,851.9
Less: Cash and cash equivalents	(301.1)	(332.7)	(351.3)	(478.2)	(344.5)
Debt less Cash and cash equivalents	1,596.5	1,573.9	1,521.6	1,310.6	1,507.4

Total Terex Corporation stockholders’ equity as adjusted	1,549.7	1,630.8	1,543.3	1,843.2	2,010.5

Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted	$3,146.2	$3,204.7	$3,064.9	$3,153.8	$3,517.9

September 30, 2015 ROIC	9.7%
Adjusted net operating income (loss) after tax (last 4 quarters)	$313.4
Average Debt less Cash and cash equivalents plus Total Terex Corporation stockholders’ equity as adjusted (5 quarters)	$3,217.5

Reconciliation of income (loss) from operations:	Sep '15	Jun '15	Mar '15	Dec '14
Income (loss) from operations as reported	$111.9	$148.3	$44.2	$70.4
(Income) loss from operations for TFS	(2.5)	(1.1)	2.3	1.9
Income (loss) from operations as adjusted	$109.4	$147.2	$46.5	$72.3

Reconciliation of Terex Corporation stockholders’ equity:
Terex Corporation stockholders’ equity as reported	$1,889.9	$1,915.0	$1,747.8	$2,005.9	$2,217.7
TFS assets	(340.2)	(284.2)	(204.5)	(162.7)	(207.2)
Terex Corporation stockholders’ equity as adjusted	$1,549.7	$1,630.8	$1,543.3	$1,843.2	$2,010.5

Trailing Three Month Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

	Three months ended
	September 30,
	2015		2014
Third Quarter Net Sales		$1,641.3		$1,809.8
	x	4	x	4
Trailing Three Month Annualized Net Sales		$6,565.2		$7,239.2

Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories less Trade accounts payable and customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods below, working capital was:

	September 30, 2015	December 31, 2014	September 30, 2014
Inventories	$1,545.6	$1,460.9	$1,676.8
Trade Receivables	1,183.4	1,086.4	1,196.2
Less: Trade Accounts Payable	(740.4)	(736.1)	(715.3)
Less: Customer Advances	(158.8)	(197.4)	(281.6)
Total Working Capital	$1,829.8	$1,613.8	$1,876.1

Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com